UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2008

JETBLUE AIRWAYS CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

000-49728 (Commission File Number)	87-0617894 (I.R.S. Employer Identification No.)

118-29 Queens Boulevard Forest Hills, New York (Address of Principal Executive Offices)	11375 (Zip Code)

(718) 286-7900
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Convertible Debenture Offering

On May 29, 2008, JetBlue Airways Corporation (the “Company”) entered into an underwriting agreement (the “Convertible Debenture Underwriting Agreement”) with Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together, the “Convertible Debenture Underwriters”), relating to the sale by the Company of $87.5 million aggregate principal amount of 5.5% Convertible Debentures due 2038 (the “Series A Convertible Debentures”) and $87.5 million aggregate principal amount of 5.5% Convertible Debentures due 2038 (the “Series B Convertible Debentures,” and together with the Series A Convertible Debentures, the “Debentures”). Pursuant to the Convertible Debenture Underwriting Agreement, the Company granted the Convertible Debenture Underwriters options to purchase up to an additional $13.125 million of the aggregate principal amount of the Debentures solely to cover over-allotments. Each of Series A Convertible Debentures and Series B Convertible Debentures will be issued under a senior subordinated indenture, dated as of March 16, 2005, between the Company and Wilmington Trust Company, as trustee (the “Trustee”), supplemented by a supplemental indenture with respect to the Series A Convertible Debentures, to be dated as of June 4, 2008, between the Company and the Trustee and a supplemental indenture with respect to the Series B Convertible Debentures, to be dated as of June 4, 2008, between the Company and the Trustee.

The foregoing description of the Convertible Debenture Underwriting Agreement is qualified in its entirety by reference to the Convertible Debenture Underwriting Agreement, which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

Common Stock Offering and Share Lending Agreement

Concurrently with the Debentures offering, on May 29, 2008, the Company entered into a share lending agreement (the “Share Lending Agreement”) with Morgan Stanley Capital Services, Inc. (the “Share Borrower”), pursuant to which the Company will lend 44,864,059 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) to the Share Borrower, subject to certain adjustments set forth in the Share Lending Agreement, for a period ending on the earliest of (i) the earlier to occur of (x) the first date as of which all of the Debentures have been converted, repaid, repurchased, redeemed or are otherwise no longer outstanding and (y) October 15, 2038, or (ii) the date on which the Share Lending Agreement terminates in accordance with its terms. The Share Lending Agreement is guaranteed by Morgan Stanley.

On May 29, 2008, the Company entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with Morgan Stanley & Co. Incorporated (the “Common Stock Underwriter”). Pursuant to and upon the terms of the Share Lending Agreement, the Company will issue and lend to the Share Borrower 44,864,059 shares of Common Stock (the “Borrowed Shares”) as a share loan, which are being offered to the public at $3.70 per share.

The Company will not receive any proceeds from the sale of the Borrowed Shares pursuant to the Share Lending Agreement but will receive a nominal lending fee of $0.01 per share for each share of Common Stock that it loans pursuant to the Share Lending Agreement. The Share Borrower, which is an affiliate of Morgan Stanley & Co. Incorporated, one of the Convertible Debenture Underwriters and the Common Stock Underwriter, will receive all of the proceeds from the sale of Borrowed Shares pursuant to the Share Lending Agreement.

The foregoing description of the Common Stock Underwriting Agreement and the Share Lending Agreement is qualified in its entirety by reference to the Common Stock Underwriting Agreement and the Share Lending Agreement, which are attached hereto as Exhibits 1.2 and 10.1 and are incorporated herein by reference.

Relationships

The Convertible Debenture Underwriters, the Common Stock Underwriter, the Borrower and their respective affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for the Company and its affiliates for which services they have received, and may in the future receive, customary fees.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits

Exhibit No.	Description of Exhibits
1.01

Underwriting Agreement for 5.5% Convertible Debentures due 2038 dated as of May 29, 2008 among JetBlue Airways Corporation, Morgan Stanley & Co. Incorporated and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated

1.02	Underwriting Agreement for Common Stock dated as of May 29, 2008 among JetBlue Airways Corporation, Morgan Stanley & Co. Incorporated and Morgan Stanley Capital Services, Inc.
10.1	Share Lending Agreement dated as of May 29, 2008 between JetBlue Airways Corporation and Morgan Stanley Capital Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
Date: May 30, 2008	By:	/s/ Edward Barnes
Name: Edward Barnes Title: Executive Vice President and Chief Financial Officer